                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

Chase Venture Capital Associates, LLC ("CVCA, LLC") (FN 1)
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   (Last)               (First)                 (Middle)

c/o Chase Capital Partners

380 Madison Avenue, 12th Floor
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                                    (Street)

  New York,            New York                 10017
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   (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   1/1/2000
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

1-800-FLOWERS.COM, Inc. ("FLWS")
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|_|   Director                             |X|   10% Owner
|_|   Officer (give title below)           |_|   Other (specify below)

            ________________________________________
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6. If Amendment, Date of Original (Month/Day/Year)

   08/02/99
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7. Individual or Joint/Group Filing (Check applicable line)

   |_| Form filed by One Reporting Person

   |X| Form filed by More than One Reporting Person

================================================================================

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 5)                 (Instr. 5)            (Instr. 5)
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
Class A Common Stock                     263,452 (FN 2)              D
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

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      7. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
Warrant                      (FN 3)     1/16/05     Common Stock           2,371,040        $0.002          D
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Voting Series A              (FN 4)     N/A         Common Stock (FN 4)    1,430,530        N/A             D
Preferred Stock
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

Explanation of Responses:

(1) Pursuant to an internal reorganization effective as of January 1, 2000, (i) Chase Venture Capital Associates, LLC ("CVCA, LLC") became the successor to Chase Venture Capital Associates, LP ("CVCA, LP"), (ii) CCP-SBIC Manager, LLC, a newly organized wholly-owned subsidiary of Chase Capital Partners ("CCP"), became the managing member of CVCA, LLC, and (iii) CCP-CMC Consolidating, LLC ("Consolidating"), a newly-organized affiliate of CCP, became the non-managing member of CVCA, LLC. CCP is the managing member of Consolidating, and pursuant to a master advisory agreement with CCP-SBIC and Consolidating, the manager, by delegation, of CVCA, LLC. Prior to the internal reorganization, CCP was the general partner, and the sole shareholder of Consolidating was the limited partner, of CVCA, LP. The internal reorganization changed CVCA, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.

(2) Amounts have been adjusted to reflect the 10 for 1 stock split effective upon the closing of the Issuer's initial public offering.

(3) The warrant is currently exercisable.

(4) The Voting Series A Preferred Stock were automatically converted into an equal number of shares of Class A Common Stock upon the closing of the initial public offering.

                Chase Venture Capital Associates, LLC
                  ** Signature of Reporting Person

                By: Chase Capital Partners, as Manager


                By: /s/
                    ----------------------------------

                Title:                     of Chase Capital Partners   2/  /2000
                      ---------------------                            ---------
                                                                          Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

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                                                                                       Title of
                                                                                      Derivative
                                                                                      Securities
                                                                                      and Title
                                                                                      and Amount  Ownership
                                                                                          of        Form
                                                                                      Securities   Direct     Nature of
                                     Date of Event                       Title and    Underlying   (D) or     Indirect     Disclaims
Name and Address of      Designated    Requiring   Issuer Name, Ticker   Amount of    Derivative   Indirect  Beneficial    Pecuniary
  Reporting Person      Reporter(1)    Statement    or Trading Symbol     Security    Securities     (I)      Ownership    Interest
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
John R. Baron              Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
c/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 2 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 10017
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Mitchell J. Blutt          Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
c/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 2 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 10017
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Chris C. Behrens           Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               Yes
c/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 2 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 10017
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Arnold L. Chavkin          Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
c/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 2 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 10017
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Eric Green                 Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               Yes
c/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 2 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 100
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Michael R. Hannon          Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
c/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II Above             Explanatory
Partners                  Capital                                                                           Note 2 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 10017
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Donald J. Hofmann          Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
c/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 2 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 10017
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Stephen P. Murray          Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
c/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 2 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 10017
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

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
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
John M.B. O'Connor         Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               Yes
C/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 2 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 10017
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Susan L. Segal             Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               Yes
c/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 2 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 10017
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Shahan D. Soghikian        Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
c/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 2 below
50 California Street,   Associates,
Suite 2940                  LLC
San Francisco, CA
94111
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Jeffrey C. Walker          Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
c/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 3 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 10017
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Richard D. Waters          Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               Yes
c/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 2 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 10017
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Damion E. Wicker           Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
c/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 2 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 10017
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CCP European               Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
Principals, LLC           Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
c/o Chase Capital         Capital                                                                           Note 2 below
Partners                Associates,
380 Madison Avenue          LLC
12th Floor
New York, NY 10017
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CCP Principals, LLC        Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
c/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 2 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 10017
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

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
Chase Capital              Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
Corporation               Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
(f/k/a Chemical Capital   Capital                                                                           Note 2 below
Corporation)            Associates,
c/o Chase Capital           LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
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The Chase Manhattan        Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
Corporation               Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
270 Park Avenue           Capital                                                                           Note 4 below
35th Floor              Associates,
New York, NY  10017         LLC
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Chase Capital Partners     Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               Nos
380 Madison Avenue        Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
12th Floor                Capital                                                                           Note 5 below
New York, NY 10017      Associates,
                            LLC
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CCP-SBIC Manager,          Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
LLC                       Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
c/o Chase Capital         Capital                                                                           Note 6 below
Partners                Associates,
380 Madison Avenue          LLC
12th Floor
New York, NY 10017
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CCP-CMC                    Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
Consolidating, LLC        Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
c/o Chase Capital         Capital                                                                           Note 7 below
Partners                Associates,
380 Madison Avenue          LLC
12th  Floor
New York, NY 10017
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I. Robert Greene           Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
C/o Flatiron Partners     Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
257 Park Avenue           Capital                                                                           Note 8 below
South                   Associates,
12th Floor                  LLC
New York, NY 10010
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Brian J. Richmand          Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               No
C/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 9 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 10017
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Jonas Steinmann            Chase       January 1,   1-800-FLOWERS.COM,  Common Stock  See Table       I     See               Yes
C/o Chase Capital         Venture         2000        Inc. ("FLWS")       263,452      II above             Explanatory
Partners                  Capital                                                                           Note 10 below
380 Madison Avenue      Associates,
12th Floor                  LLC
New York, NY 10017
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

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the sole managing member of (a) CCP--SBIC Manager, LLC ("CCP-SBIC"), the sole managing member of CVCA, LLC and
(b) CCP-CMC Consolidating, LLC, the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC, pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

3) The reporting person is a director of the Issuer. The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he is a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

4) The amounts shown in Tables I and II represent beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of Chase Capital Corporation, a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

5) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of
(a) CCP-SBIC, the sole managing member of CVCA, LLC and (b) CCP-CMC Consolidating, LLC, the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

6) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CVCA, LLC.

7) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole non-managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

8) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

9) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

10) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC, and the manager, by delegation, of CVCA, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.